Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated January 28, 2016, is entered into by and between ADMA Biologics, Inc., a Delaware corporation (the "Company"), and Adam Grossman ("Executive").

PRELIMINARY STATEMENTS

The parties are currently bound by an Employment Agreement dated February 13, 2012 (the "Original Employment Agreement").  The Company and Executive wish to replace the Original Employment Agreement with an amended and restated employment agreement as provided herein (the "Agreement"), such Agreement to be effective as of the date hereinabove provided (the "Effective Date").

NOW, THEREFORE, the parties hereto agree as follows:

STATEMENT OF AGREEMENT

Section 1.        EMPLOYMENT

Section 1.1        Term of Employment.

The Company shall continue to employ Executive, and Executive shall continue to serve the Company, for a term of three years beginning on the Effective Date  and continuing until the third anniversary of the date thereof; unless sooner terminated pursuant to the provisions hereof.  Notwithstanding the previous sentence, on the third anniversary of the Effective Date, and each third anniversary thereafter, the term of this Agreement shall automatically be extended for an additional three years upon the terms and conditions set forth herein, unless either party to this Agreement gives the other party written notice (delivered at least 90 days prior to any scheduled expiration) of such party's intention not to further extend the term of this Agreement.  For purposes of this Agreement, any reference to the "Term" of this Agreement shall include the original term and any extension thereof.

Section 1.2        Title and Duties.

(a)           During the Term, Executive shall continue to be employed as the President and Chief Executive Officer of the Company.  He shall further perform such reasonable executive and managerial responsibilities and duties consistent with the title and positions of President and Chief Executive Officer.  Executive shall report to the Board of Directors of the Company (the "Board"). Executive shall devote substantially all of his business skill, time and effort to his employment hereunder and, other than as specifically provided for herein, shall not serve as an employee, director or consultant of any other entity without the consent of the Board, provided, however, that he shall be entitled annually to vacation and sick leave pursuant to policies adopted by the Company from time to time for executive officers of the Company.  It is understood that Executive may, without the consent of the Company or the Board, continue to participate in the ownership and serve on the board of directors of the businesses set forth on Exhibit A hereto (subject to the limitations set forth on Exhibit A) (the "Permitted Non-ADMA Activities").  In addition, Executive may serve on Boards of Directors, Boards of Trustees or other similar positions for up to two company or companies (whether for profit or not for profit) at any time that do not compete with the Company and do not interfere with his ability to satisfy his obligations hereunder; provided, however, that, with respect to for profit entities, such service is subject to the approval of the Board (or a Committee thereof), which shall not be unreasonably withheld or delayed.  In addition,  Executive may manage his personal financial affairs and participate in civic and charitable endeavors provided that such activities do not unreasonable interfere with his ability to satisfy his obligations hereunder.

(b)           Executive currently serves, and shall continue to serve after the consummation of the Reverse Merger, on the Board and the Company shall, subject to its fiduciary duties, continue to nominate him, and recommend his election, to the Board during the Term.  In the event that Executive's employment terminates for any reason, he shall resign immediately from the Board, unless otherwise mutually agreed.  If he fails to do so, he will be deemed to have violated the terms of this Agreement and he will be deemed to have resigned from the Board.

Section 1.3        Place of Employment.

Executive's place of employment will be at the Company's headquarters in Ramsey, New Jersey, unless mutually agreed by the parties.  The Company may, however, require Executive to travel on business to an extent consistent with Executive's position.

Section 2.        COMPENSATION

Section 2.1        Base Salary.

The Company shall pay Executive during the Term an annual base salary of four hundred eighty thousand dollars ($480,000) (as it may increase (but not decrease), the "Base Salary") payable in accordance with the payroll practices of the Company, subject to reduction by any amounts received by Executive under any disability insurance policy provided by the Company to Executive.  Executive's Base Salary shall be reviewed at least annually by the Board for possible increase.

Section 2.2        Benefits.

During the Term, Executive shall be entitled to participate in all qualified plans, group medical and disability insurance, holidays and other employee benefits which the Company, in its sole discretion, may maintain from time to time for the benefit of its employees in general, or, if the Company should discontinue or cause to be discontinued any such benefits, then similar benefits, if any, as may be provided by the Company to its employees in general.

Section 2.3        Annual Bonus Opportunity.

Commencing in the year beginning January 1, 2012,  Executive shall be entitled to an annual cash bonus, the target of which is 50% of the Base Salary, based upon the attainment of certain performance objectives established by the Board (acting through its Compensation Committee) in consultation with the Executive.  The "Target Bonus," if any, shall be payable no later than March 15 of the year after the year in which the performance relates so long as Executive is employed on December 31 of the performance year, except as otherwise specified in Section 3.2.

Section 2.4        Expenses.

Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in the performance of his duties for the Company, as soon as possible after such expenses are submitted, in accordance with the policies and procedures adopted by the Company from time to time for executive officers of the Company, but in no event later than December 31 of the year following the year in which the expense was incurred.  Executive shall furnish appropriate documentation of such expenses, including documentation required by the Internal Revenue Service.

Section 2.5        Option Grants.

(a)           On the Effective Date, Executive was granted options to purchase shares of common stock, par value $0.001 per share (the "Shares"), of the Company (the "Options").  In connection with the grant of such Options, the Company and the Executive have agreed that (i) if the Executive's employment is terminated by the Company or its successor for any reason other than cause (as defined below) or by the Executive for Good Reason (as defined below) immediately preceding or within two years after a Change of Control (as defined below) of the Company, all such Options shall be immediately vested and exercisable upon such termination of employment and such option shall remain exercisable until the earlier of the second anniversary of the Executive's termination of employment or the expiration of the ten-year term of the Option, and (ii) if the Executive's employment is terminated by the Company or its successor for any reason other than cause, by the Executive for Good Reason, or as a result of the Executive's death or Disability (as defined below) and clause (i) above does not apply, the portion of such Option that would have vested and become exercisable on or before the first anniversary of the Executive's termination of employment had his employment with the Company continued will become immediately vested and exercisable upon such termination of employment and shall remain exercisable until the earlier of the second anniversary of the Executive's termination of employment or the expiration of the ten-year term of the Option,

(b)           For purposes of this Agreement, "Change of Control" means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)           any person or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) that is not an Affiliate (as defined below) becomes the owner, directly or indirectly, of voting securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities other than by virtue of a merger, consolidation or similar transaction;

(ii)           there is consummated a merger, consolidation or similar transaction including a sale of substantially all of the assets of the Company involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or

(iii)           any person or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) that is not an Affiliate acquires by sale, lease, license or other transaction all or substantially all of the consolidated assets of the Company; or

(iv)           during any consecutive twelve-month period, the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

provided, however, that solely for purposes of Section 3.2(b)(i) and 3.2(b)(ii), (x) such transaction or series of transactions shall not constitute a Change of Control unless a person or group acquires "more than fifty percent (50%)" of combined voting power of the Company and (y) no such transaction or series of related transactions shall constitute a Change of Control under any clause under this subsection (b) unless such transaction or transaction also qualifies as a change in ownership of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) or a change in ownership of a substantial portion of the Company's assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(viii).  For purposes of this Agreement, "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person provided however, that in no event shall a portfolio company of Aisling Capital II, LP, or any of its affiliates (or funds under common control of Aisling Capital II, LP or any of its affiliates) be deemed to be an Affiliate of the Company.  For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" or "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise, and "Person" means an individual, a partnership, a joint venture, a corporation, an association, a trust, an estate or other entity or organization, including a government or any department or agency thereof.

Section 3.        TERMINATION OF EMPLOYMENT

Section 3.1        Termination by the Company.

(a)           Death.  Executive's employment pursuant to this Agreement shall terminate upon Executive's death.  In such event any amounts payable to Executive pursuant to Section 3.2 shall be paid directly to Executive's estate.

(b)           Disability.  In the event that Executive is, because of a Disability (as defined), incapable of performing his duties hereunder, the Company shall have the right to terminate Executive's employment hereunder upon written notice to Executive.  "Disability" or "Disabled" shall mean any physical or mental ailment or incapacity as determined by a licensed physician agreed to by the Company and Executive (or in the event that Executive and the Company cannot so agree, by a licensed physician agreed upon by a physician selected by Executive and a physician selected by the Company), which prevents Executive from performing the duties incident to Executive's employment hereunder which has continued for a period of either (i) one hundred eighty (180) consecutive days in any 12-month period or (ii) one hundred eighty (180) total days in any 12-month period, and which can reasonably be expected to be of a permanent duration, or is expected to result in death.  Executive shall permit such physician to examine Executive from time to time prior to Executive being determined to be Disabled, as reasonably requested by the Company, to determine whether Executive has suffered a Disability hereunder.

(c)           Breach of Agreement.  In the event that Executive materially breaches, or fails to comply with, any of the provisions of this Agreement, the Company shall have the right to terminate Executive's employment hereunder (i) if upon notice from the Company, Executive fails, in the reasonable judgment of the Board, to cure such breach or failure to comply, if curable, within 30 days, and (ii) immediately upon notice to Executive if such breach or failure to comply cannot be cured.

(d)           Cause.  The Company shall have the right to terminate Executive's employment hereunder for cause.  The term "cause" shall mean:  (i) dishonesty, fraud, or any act involving moral turpitude, which results, or is reasonably likely to result in material harm to the Company, (ii) willful disobedience or insubordination, which results, or is reasonably likely to result, in material harm to the Company, (iii) intentional or gross neglect of the performance of his duties as set forth herein, (iv) intentional withholding or nondisclosure of material information to the Company, (v) acting for a party whose interests are known to the Executive to be adverse to the Company, which results, or is reasonably likely to result in material harm to the Company, or (vi) being convicted of a felony.   If such alleged event of cause is susceptible to cure, the Company shall provide 30 days written notice and may only terminate for cause if Executive has failed to cure or take reasonable steps to cure such alleged event of cause, provided however, that such reasonable steps, which are taken within 30 days of notice, leads to a cure within no more than 60 days .  To terminate Executive's employment for "cause" (i) the Company must provide Executive with a termination notice that (a) states that Executive is being terminated for cause, (b) indicates the subsection above that the Company is relying on, and (c) provides reasonable detail of the facts providing the basis for that reliance; and (ii) the Company must provide Executive with a right to be heard by the Board, with his counsel present if he so elects, before taking such action to terminate his employment.  For purposes hereof, no act shall be deemed "willful" or "intentional' unless done, or omitted to be done, in bad faith or not in the best interests of the shareholders.

(e)           Involuntary Termination. The Company shall have the right to terminate Executive's employment hereunder, and Executive shall have the right to resign at any time, for any reason or for no stated reason.

Section 3.2        Rights of Executive Upon Termination.

(a)           In the event that Executive's employment is terminated (i) pursuant to Sections 3.1(a) or (b), (ii) by the Company pursuant to Section 3.1(c), (iii) by the Company with cause pursuant to Section 3.1(d) or (iv) due to a resignation by Executive pursuant to Section 3.1(e) without Good Reason (as defined), the Company shall have no further obligation to Executive under this Agreement except for payment to Executive of (A) his accrued, but unpaid Base Salary through the date of termination, (B) any unreimbursed expenses, subject to any right of set-off, and (c) if terminated pursuant to Sections 3.1(a) or (b), the Company will reimburse Executive (or his qualified beneficiaries) for the same portion of Executive's family COBRA health insurance premium (if continued coverage under COBRA is elected) that it paid during the Executive's employment for at least 12 months after the date of Executive's termination and the Executive or his estate shall be entitled to any unpaid annual bonus from any prior performance year.

(b)           In the event that Executive's employment is terminated (i) by the Company pursuant to Section 3.1(e) without cause, (ii) due to a resignation by Executive pursuant to Section 3.4 for Good Reason or (iii) any termination resulting from a Change of Control in which this Agreement is not assumed by the successor to the Company (if assumption is required for this Agreement to be binding upon such successor), the Company shall have no further obligation to Executive under this Agreement except for payment to Executive of (A) his accrued, but unpaid Base Salary through the date of termination, (B) any unreimbursed expenses,  subject to any right of set-off, (C) in the event the Executive elects continued coverage under COBRA, the Company will reimburse Executive for the same portion of Executive's family COBRA health insurance premium that it paid during the Executive's employment up until the earlier of (i) the date 12 months after the date of Executive's termination and, (ii) the date on which the Executive is eligible for comparable health benefits with another company or business entity, (D) any Target Bonus that has not been paid from the prior performance year to the extent the Board of Directors has determined in good faith that the goals have been attained, payable within 30 days of the date of termination, (E) a severance payment equal to one year Base Salary plus Target Bonus payable in 12 monthly, equal installments after termination; provided however, that in the event Executive's employment is terminated for the reasons stated above in this Section 3.2(b) immediately preceding or within 2 years following a Change of Control (including, without limitation, the failure of a successor to assume), such severance payment will be equal to 18 months Base Salary plus one and a half times the Target Bonus, payable in a lump sum within five business days of his termination, and (F) the accelerated vesting of the Options as provided under Section 2.5, as applicable.

Section 3.3        Obligations of Executive Following Termination.  In the event that Executive's employment is terminated pursuant to Section 3.1, Executive shall have no further obligations hereunder, except that if Executive's employment was terminated under Section 3.1(c), (d) or (e), he shall (i) provide reasonable cooperation to the Company without charge to the Company (but subject to reimbursement by the Company of any reasonable out-of-pocket costs incurred by Executive in the course of such cooperation and obligations he may have to a subsequent employer) as to matters within Executive's personal knowledge, and (ii) remain obligated pursuant to Section 4.  For the avoidance of doubt, "reasonable cooperation" (i) shall mean that (a) it shall not unreasonably interfere with Executive's then current employment or business activities, (b) it will not extend beyond 12 months following Executive's date of termination of employment, and (ii) shall not be required by Executive if his engaging in such cooperation would be against Executive's best interests or otherwise be a conflict for Executive (which would include, among other things, having to act in respect of any matter that would be adverse to Executive's then current employer).

Section 3.4        Good Reason; Notice of Termination.

(a)           Resignation for "Good Reason" shall mean resignation by Executive from his employment hereunder following (i) a material breach by the Company of any of the terms and provisions of this Agreement, (ii) a diminution in Executive's title, authority, duties or responsibilities from title, authority, duty or responsibilities consistent with the position of President and Chief Executive Officer which, for the sake of clarity, shall include Executive no longer serving as President or Chief Executive Officer or reporting directly to the Board, or (iii) the relocation of the offices of the Company by more than 50 miles without the consent of Executive, except, in the case of (ii) and (iii) a non-renewal notice given by the Company.

(b)           The date of termination of employment without cause shall be the date specified in a written notice of termination to Executive.  Resignation by Executive for Good Reason shall be communicated by delivery to the Company of a written notice from Executive stating that Executive shall resign for Good Reason, stating the particulars thereof, and the effective date of the resignation being no later than 180 days from the date of the delivery of the notice (and no sooner than 30 business days).  The Company shall have 30 days from the receipt of such notice to effect a cure of the actions or conditions constituting Good Reason, if and to the extent that such actions or conditions are subject to cure in the reasonable judgment of the Board.  Upon a cure or correction thereof by the Company, such actions shall no longer constitute Good Reason for purposes of this Agreement.  Notwithstanding the foregoing, an event or condition shall not constitute Good Reason for purposes of this Agreement unless Executive terminates his employment as a result of such event or condition no later than one year after the initial occurrence of such event or condition.

Section 4.        COVENANTS

Section 4.1        Restrictive Covenants.

(a)           Non-Competition.  Executive absolutely and unconditionally covenants and agrees that for the period commencing on the Effective Date of this Agreement, and continuing during his employment with the Company and for a period of 12 months thereafter (the "Restrictive Period"), Executive will not, either directly or indirectly, solely or jointly with any other person or persons, as an employee, consultant or advisor, or as an individual proprietor, partner, stockholder, director, officer, joint venturer, investor, lender or in any other capacity (whether or not engaged in business for profit), engage or participate in a competing business.  Nothing herein contained shall, however, prohibit Executive's acquisition or ownership of (i) stock or securities listed on a national or regional securities exchange or the Nasdaq Stock Market, so long as such investments, in the aggregate, in any particular business enterprise constitute less than five percent (5%) of the total issued and outstanding stock and securities of such enterprise or (ii) passive investment in units or other interests in private equity or hedge funds to similar investment vehicles.  The term "competing business" means (i) the manufacture and sale of RSV IGIV, (ii) plasma collection, (iii) the manufacture of plasma products competitive with products manufactured by or under development by the Company, and (iv) any other specific business being conducted by the Company during the Term.  Without limitation to the foregoing (and the obligations on Executive herein set forth), nothing herein shall restrict the Executive from owning, managing or providing services to any of the Permitted Entities; provided however, that during Executive's employment, such actions cannot violate Section 1.2.

(b)           Non-Solicitation.  Executive absolutely and unconditionally covenants and agrees that during the Restrictive Period, Executive will not, either directly or indirectly, for any reason, whether for Executive's own account or for the account of any other person, natural or legal, without the prior written consent of the Company: (i) solicit, employ, deal with or otherwise interfere with any contract or relationship of the Company with any employee, officer, director or any independent contractor of the Company, while such person or entity is employed by or associated with the Company or in the case of former employees within one year of the termination of such person's employment with the Company during the Restrictive Period, unless such person was terminated without cause by the Company, (ii) solicit, accept, deal with or otherwise interfere with any contract or relationship of the Company with any independent contractor, customer, client or supplier of the Company or with any person, natural or legal the effect of which would have an adverse effect on the Company, or (iii) solicit or otherwise interfere with any existing or proposed contract between the Company and any other person, natural or legal.  Without limitation to the foregoing, Executive may continue to work with any independent contractor, customer, client or supplier of the Company, or with any person, natural or legal, who or which has had a previous relationship with any of the Permitted Entities and which may continue to have such a relationship while honoring any commitments or obligations that it may have with the Company.

(c)           Use and Treatment of Confidential Information.  Executive agrees not to disclose, divulge, publish, communicate, publicize, disseminate or otherwise reveal, either directly or indirectly, any Confidential Information to any person, natural or legal who is not affiliated with the Company (i.e., employees, shareholders and directors), otherwise bound by an agreement with the Company or obligation of confidentiality for the benefit of the Company or in need of such information in connection with services to be provided for the benefit of the Company.  The term "Confidential Information" means all information in any form relating to the past, present or future business affairs, including without limitation, research, development or business plans, operations or systems, of the Company or a person not a party to this Agreement whose information the Company has in its possession under obligations of confidentiality, which is disclosed by the Company to Executive or which is produced or developed while Executive is an owner of, employee or director of the Company.  The term "Confidential Information" shall not include any information of the Company which (i) becomes publicly known through no wrongful act of Executive, (ii) is received from a person not a party to this Agreement who is free to disclose it to Executive, or (iii) is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law, subpoena or court order but only to the extent of such requirement, provided however, that before making such disclosure Executive shall give the Company, to the extent reasonably possible, an adequate opportunity to interpose an objection or take action to assure confidential handling of such information.  Notwithstanding the foregoing, Executive may disclose Confidential Information without violating this Section 4.1(c) to the extent reasonably necessary in any dispute proceeding involving Executive's right to enforce the terms of this Agreement.  Executive (i) may make and retain electronic copies of his contact list and calendar without violating this Section 4(d) and (ii) may retain any documentation relevant to and reasonably necessary to file his income tax returns, in each case.

(d)           Ownership and Return of Confidential Information.  All Confidential Information disclosed to or obtained by Executive in tangible form (including, without limitation, information incorporated in computer software or held in electronic storage media) shall be and remain the property of the Company.  All Confidential Information possessed by Executive at the time he ceases employment with the Company shall be returned to the Company at such time.  Upon the return of Confidential Information, it shall not thereafter be retained in any form, in whole or in part, by Executive.

(e)           Work Product Assignment.  Executive hereby assigns to the Company all of his right, title and interest in and to, and shall disclose promptly to the Company, any and all work product, developments, processes, inventions, ideas and discoveries, and works of authorship developed, discovered, improved, authored, derived, invented or acquired by Executive during the period of his employment by the Company (collectively, "Work Product"), whether or not during business hours, that are either related to the scope of Executive's employment by the Company or make use, in any manner, to the dedicated resources of the Company, and agrees that such Work Product shall be and shall remain the exclusive property of the Company.  The parties hereto understand that the term Work Product includes, but is not limited to, all work product developed, discovered, improved, authored, derived, invented or acquired by Executive that:  (i) incorporates or reflects any Confidential information, (ii) relates to the business of the Company or the Company's actual or anticipated research and development with respect to Confidential Information, or (iii) results from any work performed by Executive for the Company.  Work Product shall not include anything relating to a Corporate Opportunity (as defined below) with respect to which the Board has made a determination not to pursue, as described below.  Without limitation to the foregoing (and the obligations on Executive herein set forth), nothing herein shall restrict the ability of any of the Permitted Entities to continue the conduct of their existing business.

(f)           Right of First Refusal of Business Opportunities for the Company.  Notwithstanding anything herein to the contrary, in the event that during the Restrictive Period Executive is offered or presented or otherwise acquires knowledge of a potential transaction or matter which involves the business of the Company as then conducted (or is related thereto, or a business the Company is then contemplating entering) and may be an investment or business opportunity or of prospective economic or competitive advantage to the Company (a "Corporate Opportunity"), irrespective of whether Executive believes that the Company would be able (financially or otherwise) or willing to pursue such Corporate Opportunity, Executive shall, prior to taking or failing to take any reasonable action that would prevent the Company from pursuing such Corporate Opportunity, offer to the Company the right to pursue such Corporate Opportunity for the benefit of the Company.  If the Company, by vote of the Board (not including Executive if then a member of the Board, or any designee or relative of Executive then a member of the Board), does not determine to pursue such Corporate Opportunity within ten business days of its presentation to the Company, Executive shall be free to pursue such Corporate Opportunity or otherwise dispose of such Corporate Opportunity as Executive shall in its discretion determine.  For purposes of the foregoing, the business of the Company shall be limited to the development, manufacturing, marketing and sale of plasma derived products or products produced from plasma.  Furthermore, a Corporate Opportunity shall not include any investment or business opportunity in the medical device business (to the extent that the Company is not then in the medical device business).  Without limitation to the foregoing (and the obligations on Executive herein set forth), nothing herein shall restrict the ability of any of the Permitted Entities to continue the conduct of their existing business.

(g)           Remedies upon Breach.  The parties acknowledge that Confidential Information and the other protections afforded to the Company by this Agreement are valuable and unique and that any breach of any of the covenants contained in this Section 4.1 will result in irreparable and substantial injury to the Company for which it will not have an adequate remedy at law.  In the event of a breach or threatened breach of any of the covenants contained in this Section 4.1, the Company shall be entitled to obtain from any court having jurisdiction, with respect to Executive, temporary, preliminary and permanent injunctive relief prohibiting any such breach, as well reimbursement for all reasonable costs, including attorneys' fees, incurred in enjoining any such breach (if the Company is successful in getting injunctive relief; provided however, that in the event that Company is not successful it shall reimburse Executive for his reasonable costs, including attorneys' fees, related thereto).  Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages and equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  Executive does hereby waive any requirement for the Company to post a bond for any injunction.  If, however, a court nevertheless requires a bond to be posted, Executive agrees that such bond shall be in a nominal amount.

Section 4.2        Non-Disparagement.

During the Term, and thereafter, (i) Executive agrees not to defame, disparage or criticize the Company, its business plan, procedures, products, services, development, finances, financial condition, capabilities or other aspect of its business, or any of its shareholders in any medium (whether oral, written, electronic or otherwise, whether currently existing or hereafter created), to any person or entity not affiliated with the Company, without limitation in time, and (ii) Company agrees not to defame, disparage or criticize Executive in any medium (whether oral, written, electronic or otherwise, whether currently existing or hereafter created), to any person or entity not affiliated with the Company, without limitation in time.  Notwithstanding the foregoing sentence, the Company and Executive may confer in confidence with its/his advisors and make truthful statements as required by law.  This Section 4.2 shall survive any termination of Executive's employment and any termination of this Agreement.  The Company shall request that each executive of the Company who enters into an employment agreement be similarly bound.  Notwithstanding the foregoing, this Section 4.2 shall not apply to truthful statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings or normal competitive statements.

Section 4.3        No Other Severance Benefits.

Except as specifically set forth in this Agreement, Executive covenants and agrees that he shall not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise payable under any of the Company's regular severance policies, in the event his employment hereunder ends for any reason and, except with respect to obligations of the Company expressly provided for herein, upon payment of any severance payable to Executive hereunder, as a condition to receiving any severance payable to Executive hereunder, Executive unconditionally releases the Company and its subsidiaries and affiliates, and their respective directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities or obligations under any severance or termination arrangements of the Company or any of its subsidiaries or affiliates other than (i) rights to enforce the terms of this Agreement that are intended to survive its termination, including, without limitation, Section 3.2 and 12.6 and (ii) vested rights under any other employee benefit plan.  The Company shall provide Executive such release no later than three days following Executive's termination of employment, which will require that Executive (i) execute and deliver such release to the Company within the time prescribed therein, but in no event later than 50 days after the date of Executive's termination of employment, and (ii) not revoke such release pursuant to any revocation rights afforded by law.

Section 5.        TAX PROVISIONS

Section 5.1        Section 409A.

(a)           It is the intention of the parties that this Agreement be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations and other Internal Revenue Service guidance promulgated thereunder (the "Section 409A").  Accordingly, this Agreement, including, but not limited to, any provisions relating to severance payments, may be amended from time to time as may be necessary or appropriate to comply with Section 409A.  All references hereunder to termination of the Executive's employment with the Company shall mean "separation from service" (as such term is defined in Section 409A).  Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Further, notwithstanding anything else to the contrary in this Agreement, if (i) Executive is entitled to receive payments or benefits under this Agreement by reason of his separation from service other than as a result of his death, (ii) Executive is a "specified employee" (within the meaning of Section 409A), for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject Executive to any tax, interest or penalty imposed under Section 409A if the payment or benefit would commence within six months of a termination of Executive's employment with the Company, then such payment or benefit required under this Agreement will not commence until the first day that is at least six months after the termination of Executive's employment and such first payment will include all amounts that would have been payable if no delay had been required.

(b)           In the event that Executive is subject to the six-month delay referred to above, the Company shall, within five business days of the date of termination, shall establish an irrevocable grantor trust (a "rabbi trust"), appoint a federally or state chartered bank or trust company as the trustee for such rabbi trust and shall contribute that amount of funds to satisfy the compensation that is payable on the six month anniversary in the rabbi trust.  The assets of such rabbi trust shall be used solely to make the severance payments to the Executive as required under this Agreement (or to reimburse the Company for severance payments it makes to the Executive); or to satisfy the claims of the Company's unsecured general creditors in the event of the Company's insolvency or bankruptcy.  The rabbi trust may be terminated and any remaining assets therein shall revert to the Company after the Executive has received all of the severance payments to which he is entitled hereunder.  Notwithstanding the foregoing, no rabbi trust shall be established if the funding of the rabbi trust would subject the Executive to acceleration of taxation and tax penalties under Section 409A(b) of the Code.

Section 5.2        Excess Parachute Excise Tax.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including any acceleration) by the Company or any entity which effectuates a transaction described in Section 280G(b)(2)(A)(i) of the Code to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined before application of any reductions required pursuant to this Section 5.2) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred with respect to such excise tax by the Executive (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company will automatically reduce such Payments to the extent, but only to the extent, necessary so that no portion of the remaining Payments will be subject to the Excise Tax, unless the amount of such Payments that the Executive would retain after payment of the Excise Tax and all applicable Federal, state and local income taxes without such reduction would exceed the amount of such Payments that the Executive would retain after payment of all applicable Federal, state and local taxes after applying such reduction.  Unless otherwise elected by the Executive, to the extent permitted under Code Section 409A, such reduction shall first be applied to any severance payments payable to the Executive under this Agreement, then to the accelerated vesting on any equity awards, starting with stock options and stock appreciation rights reversing accelerated vesting of those options and stock appreciation rights with the smallest spread between fair market value and exercise price first and after reversing the accelerated vesting of all stock options and stock appreciation rights, thereafter reversing accelerated vesting of restricted stock, restricted stock units and performance shares, performance units or other similar equity awards on a pro rata basis.

All determinations required to be made under this Section 5.2, including the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors or such other certified public accounting firm of national standing reasonably acceptable to the Executive as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by either the Company or the Executive.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

Section 6.        GENERAL PROVISIONS

Section 6.1        Notice.

Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon the earliest of (i) personal delivery, (ii) actual receipt or (iii) the third full day following deposit in the United States mail with postage prepaid, addressed to the Company at its principal offices, to the attention of the Board with a copy to the Secretary, or, if to Executive, to such home or other address as Executive has most recently provided in writing to the Company.

Section 6.2        Assignment; Binding Effect.

Neither Executive nor the Company may assign this Agreement without the prior written consent of the other party, except that the Company may assign this Agreement to any affiliate thereof, or to any subsequent purchaser of the Company or all or substantially all of the assets of the Company, or by operation of law.  This Agreement shall be binding upon the heirs, executors, and administrators of Executive.

Section 6.3        Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial.

THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW JERSEY.  ALL SUITS, ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE BROUGHT IN A STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW JERSEY, WHICH COURTS SHALL BE THE EXCLUSIVE FORUM FOR ALL SUCH SUITS, ACTIONS OR PROCEEDINGS.  EXECUTIVE AND THE COMPANY HEREBY WAIVE ANY OBJECTION WHICH HE OR IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OR ANY SUCH SUIT, ACTION OR PROCEEDING.  EXECUTIVE AND THE COMPANY HEREBY IRREVOCABLY CONSENT AND SUBMIT THEMSELVES TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW JERSEY FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT.  EXECUTIVE AND THE COMPANY HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREE THAT ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EXECUTIVE SHALL BE REIMBURSED FOR HIS REASONABLY INCURRED LEGAL FEES AND EXPENSES IF HE PREVAILS ON ANY MATERIAL ISSUE WHICH IS A SUBJECT OF SUCH SUIT, ACTION OR PROCEEDING.

Section 6.4        Amendment; Waiver.

No modification, amendment or termination of this Agreement shall be valid unless made in writing and signed by the parties hereto, and approved by the Board (but not including Executive).  Any waiver by any party of any violation of, breach of or default under any provision of this Agreement, by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of breach of or default under any other provision of this Agreement.

Section 6.5        Withholding of Taxes.

The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required to be withheld pursuant to any law or government regulation or ruling.

Section 6.6        Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent possible without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 6.7        Survival of Certain Obligations.

The obligations of the Company and Executive set forth in this Agreement which by their terms extend beyond or survive the termination of the Term shall not be affected or diminished in any way by the termination of the Term.

Section 6.8        Headings.

The headings in this Agreement are intended solely for convenience and shall be disregarded in interpreting it.

Section 6.9        Entire Agreement.

On the Effective Date, this Agreement sets forth the entire understanding of the parties to this Agreement regarding the subject matter hereof and supersedes all prior agreements, arrangements, communications, representations and warranties, whether oral or written, between the parties regarding the subject matter hereof.   Any prior employment or similar agreement between Executive and the Company (or any subsidiary thereof) (including the Original Employment Agreement, each, a "Prior Agreement"), whether written or oral, shall be null and void from and after the Effective Date of this Agreement and Executive shall not be entitled to any rights or remedies under, or payment of any amounts pursuant to, any Prior Agreements, and neither the Company nor any subsidiary shall have any further obligation to Executive under any Prior Agreements.

Section 6.10        Third Parties.

Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the Company and Executive any rights or remedies under, or by reason of, this Agreement.

Section 6.11        Attorney Fees.

The Company agrees to pay or reimburse Executive's legal fees incurred in connection with the negotiation and review of this Employment Agreement in an amount up to $10,000, which shall be paid within 30 days of the Company's receipt of an invoice.  All reasonable legal fees paid or incurred by Executive in any litigation or dispute to enforce Executive's rights hereunder shall be paid or reimbursed by the Company if Executive is the prevailing party in such litigation or dispute.

Section 6.12        Indemnification.

The Company shall, to the maximum extent permitted by law, indemnify and hold Executive harmless against, and shall purchase director and officer indemnity insurance on behalf of Executive for, expenses, including reasonable attorney's fees (the attorney to be selected by Executive, but subject to the consent of the Company which shall not unreasonably be withheld or delayed), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding or claim (or threatened proceeding or claim) arising by reason of Executive's employment by, or service as a member of the Board of, the Company.  The Company shall advance to Executive any expense incurred in defending any such proceeding or claim (or threatened proceeding or claim) to the maximum extent permitted by law.

Section 6.13        Counterparts.

This Agreement may be executed in counterparts, and all of such counterparts (including facsimile or PDF), when separate counterparts have been executed by the parties hereto, shall be deemed to be one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first written above.

ADMA BIOLOGICS, INC. /s/ Steve Elms By: Steven Elms Title: Chairman EXECUTIVE /s/ Adam Grossman Adam Grossman

[Signature Page to Employment Agreement]